As filed with the Securities and Exchange Commission on August 26, 1999

                                                       Registration No. 333-____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                             AVAX TECHNOLOGIES, INC.
                    (Exact Name of Registrant in Its Charter)

                                   ----------

          Delaware                                               13-3575874
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                                4520 Main Street
                                    Suite 930
                              Kansas City, MO 64111
                                 (816) 960-1333
                                www.avax-tech.com
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   ----------
                                                              Copy to:

             JEFFREY M. JONAS, M.D.                     RICHARD M. WRIGHT, JR.
     President and Chief Executive Officer               Gilmore & Bell, P.C.
               4520 Main Street                          2405 Grand Boulevard
                   Suite 930                                  Suite 1100
            Kansas City, MO 64111                    Kansas City, Missouri 64108
                (816) 960-1333                              (816) 221-1000
(Name, address, including zip code, and telephone number, including are code, of agent for service)

                                   ----------

           Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

                                   ----------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the follow box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

================================================================================

      In accordance with SEC Rule 429, the prospectus forming a part of this registration statement will, upon the effectiveness of this registration statement, also constitute the prospectus under our registration statement on Form S-3 (Registration No. 333-09349).

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
   Title of each                           Proposed Maximum    Proposed Maximum        Amount of
Class of Securities        Amount           Offering Price         Aggregate         Registration
 to be Registered      to be Registered      Per Share(2)      Offering Price(2)        Fee(3)
-------------------------------------------------------------------------------------------------
Common Stock          4,829,204 shares(1)       $3.13            $15,115,408.52        $4,202.08
-------------------------------------------------------------------------------------------------

(1) In accordance with SEC Rule 429, of the 4,829,204 shares of our common stock that are being registered, 526,560 shares are being carried forward from our registration statement on Form S-3 (Registration No. 333-09349).

(2) Estimated for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, and based on the average of the high and low prices of our common stock reported on the Nasdaq SmallCap Market on August 23, 1999.

(3) $458.18 of the registration fee relates to the 526,560 shares of our common stock being carried forward from our registration statement on Form S-3 (Registration No. 333-09349), and was previously paid upon filing that earlier registration statement.

      We may amend this registration statement at any time in the future in order to delay its effective date. We will ultimately file an amendment to this registration statement declaring that this registration statement is immediately effective, or that the Securities and Exchange Commission will determine when this registration statement is effective.

                                                                      PROSPECTUS

                                4,829,204 Shares

                             AVAX TECHNOLOGIES, INC.
                                  Common Stock

      The selling stockholders listed on page 10 of this prospectus may sell up to 4,829,204 shares of our common stock. At any time, without notifying us, the selling stockholders can sell all or a portion of the common stock offered in this prospectus. The selling stockholders can sell the common stock to buyers directly or through underwriters, brokers, dealers or agents. The sale price for the common stock may be either a price negotiated between the selling stockholder and the buyer, or the prevailing market price of the common stock at the time of the sale. Our common stock is listed for quotation on the Nasdaq SmallCap Market under the symbol "AVXT." The last reported sale price of our common stock on the Nasdaq SmallCap Market on August 23, 1999, was $3.06 per share.

                                   ----------

      Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors referred to on page 8 of this prospectus.

                                   ----------

      Neither the Securities and Exchange Commission nor any state securities regulator has approved or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

                The date of this prospectus is September __, 1999

                               -------------------

                                TABLE OF CONTENTS

                               -------------------

                                                                           Page
                                                                           ----

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS..................  3

PROSPECTUS SUMMARY..........................................................  4

RISK FACTORS................................................................  8

AVAILABLE INFORMATION.......................................................  8

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........................  8

USE OF PROCEEDS.............................................................  9

SELLING STOCKHOLDERS........................................................  9

PLAN OF DISTRIBUTION........................................................ 11

LEGAL COUNSEL............................................................... 11

EXPERTS..................................................................... 12


                               -------------------

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, the information and representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale made using this prospectus will create any implication that the information contained in this prospectus is correct as of any time after its date.

                               -------------------

            CAUTIONARY STATEMENT CONCERNING FORWARDLOOKING STATEMENTS

      In this prospectus, we make statements that plan for or anticipate the future. These forward-looking statements include statements about the future of biotechnology products and the biopharmaceutical industry, statements about our future business plans and strategies and other statements that are not historical in nature. These forward-looking statements are based on our current expectations. You will find many of these statements in the following sections:

      o     "Prospectus Summary" on page 4;

      o     "Risk Factors" on page 8; and

      o     "Incorporation of Certain Information by Reference" on page 8.

      Forward-looking statements may be identified by words or phrases such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated" and "potential." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. In order to comply with the terms of the safe harbor, and because forward-looking statements involve future risks and uncertainties, we have listed below a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors might include:

      o Uncertainty about whether our AC Vaccine(TM) technology can be developed to produce safe, effective and commercially viable products.

      o Uncertainty about whether our products will successfully complete the long, complex and expensive clinical trial and regulatory approval process for approval of new drugs in the United States.

      o The expenses, delays, uncertainties and complications typically encountered by development stage biopharmaceutical businesses, many of which are beyond our control.

      o Our need to expand our limited manufacturing facilities or depend on third parties to manufacture and distribute our products.

      o Our financial and development obligations and our responsibility to meet requisite research funding levels under our license and research agreements in order to protect our rights to our products and technologies.

      o Our difficulty or inability to obtain or defend our patents, or operate without infringing upon the rights of others.

      o Our difficulty or inability to compete with other companies, research institutes, hospitals and universities that are developing and producing products and technologies similar to ours.

      o Our history of operating losses, our need to raise more money before the end of the third or fourth quarter of 2000, and the uncertainty of our future profitability.

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                               PROSPECTUS SUMMARY

      This is a summary of our business and this offering. You should read carefully this entire prospectus and the documents to which we have referred you before you make a decision about buying our common stock.

                                  Our Business

      We are a development stage biopharmaceutical company engaged in the development and potential commercialization of products and technologies for the treatment of cancer and other life-threatening diseases. In 1996, we identified research being conducted by Dr. David Berd, an oncologist and professor at Thomas Jefferson University in Philadelphia, and licensed the rights to Dr. Berd's research. Although we have plans to build our own laboratory facilities in the next year, we currently do not conduct our own research. We either acquire or license medical technology (products and processes) developed elsewhere, just as we did with Dr. Berd's research. Then, we try to bring those treatments to the public market. We are a typical development stage biotech company in that we are not currently making any money from our proposed products, and we have not yet made a profit.

      We are primarily focusing our efforts on the development of immunotherapies for the treatment of cancer. Historically, chemotherapies have been the only accepted post-surgical treatment for cancer. Chemotherapy means the prevention or treatment of disease by administering drugs. Alternatively, immunotherapy, which is a rapidly developing segment of the cancer therapeutic market, is the treatment of disease or infection by stimulating the body's immune system through a process of immunization. When you are immunized for a particular disease or infection, you are injected with portions of or all of the disease agent itself, which stimulates your body's immune system to fight the foreign agent. In this way, you build up an immunity to the disease or infection. Immunotherapies that are being developed to treat cancer are intended to act in the same way.

      A cancer cell, in the most simple terms, is an abnormal cell that your body itself produces. Cancer is characterized by the uncontrolled growth and spread of these abnormal cells, that escape from the control of your body's immune system. Because your body itself produces these abnormal cells, your immune system does not recognize the cancer cells as foreign, and therefore, scientists believe, does not respond by attacking and destroying the abnormal cells. Consequently, the cancer cells invade and destroy healthy tissue, which can ultimately lead to a person's death if untreated. Cancer cells that escape an immune system attack can then spread throughout the body by a variety of means.

      Cancers, composed of either solid tumors or blood-borne cancerous cells, tend to spread over time to other tissues and organs in the body. Cancer may be diagnosed at any stage of the disease, from very early (best prognosis) to very late (worst prognosis). When cancer is detected early and has not yet spread to other organs and tissues, surgical removal of the tumor is often effective. While this treatment is effective in many types of cancers, in cases in which removal of the tumor is incomplete or in which the cancer has spread, the patient's prognosis is poor. Moreover, if the cancer is not discovered until cancer cells from the primary tumor have already entered the blood or lymphatic system and established new tumors at distant sites, the cells and the tumors they form are difficult to treat with current technology. Chemotherapy and radiation therapy have traditionally been the accepted methods of treatment in these cases. Current chemotherapy and radiation therapy are, however, rather crude treatments because they kill cells indiscriminately, destroying normal as well as cancerous cells, which leads to toxic side effects and thereby limits the usefulness of these therapies. Through our agreement with Thomas Jefferson University and Dr. Berd, we are researching and attempting to develop a safe, effective immunotherapy for the treatment of cancer.

      We licensed from Thomas Jefferson University an issued U.S. patent and certain U.S. and foreign patent applications covering a cancer vaccine containing a cancer patient's own modified tumor cells, and a method for making and using this type of vaccine. Our autologous cell vaccine (AC Vaccine) is a vaccine made using a patient's own tumor cells, that is designed to stimulate a patient's immune system to recognize, contain and eliminate the cancer cells. The method for creating and using our AC Vaccine (AC Vaccine technology) involves the removal of a patient's

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

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own tumor cells, and then modifying the tumor cells by joining or combining them with a smaller molecule called a hapten. Once the tumor cells have been modified (haptenized), the hapten-modified cells are injected into the patient along with an adjuvant, which is an agent that increases the immune response. This combination is recognized as foreign by the body's immune system, which elicits an immune response against the hapten-modified tumor cells. This approach is based on the premise that if the patient has a strong immune response to the hapten-modified tumor cells, this may be followed by the development of an immune response to the unmodified tumor cells. In this way, the body's immune system would be triggered to attack and eliminate what the body would now see as an intruder. Before we can manufacture and market to the public any AC Vaccine, however, our products must undergo several stages of clinical trials or tests.

      Clinical trials begin when a drug is approved for testing on humans. There are usually said to be three main phases of clinical trials that a drug must go through before the drug is approved to be manufactured and marketed to the public. These phases may involve testing of drugs in healthy human volunteers (Phase 1) for assessment of safety, followed by tests of effectiveness and safety in patients with illnesses the drug is designed to treat (Phases 2 and 3). In most instances, Phase 3 studies are the final group of studies that are conducted before a product can be approved by the FDA for commercial use. In the case of life-threatening illness, the study process and phases of clinical trials may be compressed and accelerated. In some cases, Phase 2 trials are deemed sufficient for market approval by the FDA or foreign regulatory authorities. Pivotal registration trials are large-scale Phase 2 or 3 trials, the data obtained from which is intended to be used to support the registration of a drug or product for market use.

      Our first AC Vaccine to undergo clinical trials is called M-Vax(TM), because it is designed as an immunotherapy for the treatment of melanoma. We recently completed several physician-sponsored Phase 2 clinical trials for M-Vax. M-Vax was administered to patients with stage 3 melanoma, who had already had their lymph nodes and lesions removed. Historically, patients with stage 3 melanoma have been treated with alpha interferon, which is a post-surgical therapy, and currently the only FDA-approved treatment for patients with stage 3 melanoma. We believe that M-Vax is the first immunotherapy to show a substantial increase in the survival rate for patients with stage 3 melanoma. In the Phase 2 clinical trials, over 350 melanoma patients were treated post-surgically on an outpatient basis with M-Vax. In 62 patients with stage 3 melanoma in cases in which there has been sufficient time for long-term follow-up, the five-year survival rate was 55%. This compares with the historical survival rate of approximately 22%, and the published survival rate for treatment with high dose alpha interferon of approximately 32% in patients whom we believe are comparable to those treated with M-Vax. In patients over 50 years old treated with M-Vax, the five-year survival rate was approximately 71%. In the over 350 patients treated in the Phase 2 clinical trials, we believe that only relatively minor side effects, such as brief bouts of mild nausea in rare cases, and soreness and swelling at the site of the injection, have been observed to date.

      We met with the FDA to discuss the clinical results obtained with M-Vax, and we used those results to support our submission of a company-sponsored Investigational New Drug Application, which the FDA has approved. The approval of the company-sponsored Investigational New Drug Application allows us to proceed with a pivotal registration clinical trial which involves at least 400 patients at 25 different locations around the country. We also will conduct a second registration trial as required by the FDA. We intend to use the results of the two multi-center clinical trials, along with the results of the initial clinical trials conducted at Thomas Jefferson University, as the basis for filing an application for FDA approval to market M-Vax. We recently entered into a letter of intent for a joint venture with a pharmaceutical group to manufacture and market M-Vax in Australia and New Zealand. We have been informed by Australia's Therapeutic Goods Administration that M-Vax can be marketed to the public in Australia, subject only to licensure of a manufacturing facility. We also may pursue a similar regulatory approach in other European and Asian countries.

      We also believe that the technology used to develop M-Vax may have applications in the treatment of other cancers, including ovarian, breast, kidney, lung and colorectal cancers, as well as acute myelogenous leukemia. We intend to fund the preclinical and initial clinical development of this technology for at least some of these indications. Accordingly, in addition to continuing the clinical work on M-Vax, we have also entered into a sponsored research agreement with Thomas Jefferson University relating to the development of additional immunotherapies based on this

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

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technology. For example, we are currently treating post-surgical stage 3 and advanced patients in Phase 1 clinical trials of O-Vax(TM), which is designed as an immunotherapy for the treatment of ovarian cancer. One of the clinical trials is being supported by the National Cancer Institute. These Phase 1 clinical trials are being conducted at Thomas Jefferson University under the direction of Dr. Berd. Our initial Phase 1 clinical trial showed a positive immune response to marked or hapten-modified tumor cells in the first nine of nine patients treated, and has also showed a positive immune response to unmodified tumor cells in the first eight of nine patients treated, both as measured by a delayed type hypersensitivity test. A delayed type hypersensitivity test measures the activity of T-lymphocytes, which are cells that are crucial in triggering the body's immune system. Similar results have also been obtained in comparable numbers of patients with advanced or stage 4 ovarian cancer. We believe these results in both patient groups may be very promising, considering that, unlike the patients treated with M-Vax, the patients administered with O-Vax initially received chemotherapy. We were encouraged to see that the chemotherapy did not suppress any patient's immune response to the hapten-modified tumor cells. Based on these initial results, we will begin a program to conduct multiple Phase 2 clinical trials later this year. These trials would be in addition to the ongoing testing at Thomas Jefferson University and the study that is being sponsored by the National Cancer Institute. We also plan to evaluate this vaccine technology in other cancers and to initiate similar clinical studies where appropriate. In June 1999, we entered into a collaborative research agreement with the University of Tokyo to evaluate the application of our AC Vaccine technology to the treatment of breast cancer.

      Additionally, in connection with our strategy to acquire, develop and commercialize other potential biotechnology products and technologies, we have licensed from Rutgers University and the University of Medicine and Dentistry of New Jersey (collectively, "Rutgers"), certain patent applications relating to a series of anticancer agents or compounds (topoisomerase inhibitor compounds), that inhibit topoisomerase activities. Topoisomerases are key enzymes needed for remolding DNA, a necessary function for cell division and malignant tumor growth. These enzymes are over-produced in tumor cells. Inhibitors of these enzymes have been proven to be clinically-useful anticancer therapies. Additionally, in early tests, some of the Rutgers compounds have demonstrated anti-infective properties, showing activity against fungal as well as parasitic organisms. We also have licensed from The Texas A&M University System an issued U.S. patent and certain patent applications relating to a series of novel cancer fighting anti-estrogen compounds that may be especially effective against hormone-dependent tumors. Under our agreements with Rutgers and Texas A&M, we intend to continue to expend substantial resources on the research and development of these compounds.

      In order to control costs, we may continue to use sponsored research agreements and contract research organizations to help us develop our technologies. At the appropriate time we may seek corporate partners to provide the necessary resources and expertise for further clinical development and to manufacture, market and distribute our products. In addition, we may look into acquiring and subsequently developing and commercializing other promising immunotherapy, chemotherapy and auxiliary adjuvant technologies.

      We were incorporated in the State of New York on January 12, 1990, under the name Nehoc, Inc. On May 29, 1992, we changed our name to Appex Technologies, Inc. On October 22, 1992, we merged into Walden Laboratories, Inc. ("Walden"), a Delaware corporation, which was incorporated on September 18, 1992. On December 27, 1995, Walden sold its former leading product under development, an over-the-counter nutritional dietary, medicinal and/or elixorative food supplement or drug and related patents and intellectual property to a subsidiary of Interneuron Pharmaceuticals, Inc. The company changed its name from Walden Laboratories, Inc., to AVAX Technologies, Inc., effective March 26, 1996.

      Our principal executive office is located at 4520 Main Street, Suite 930, Kansas City, Missouri 64111. Our telephone number at that address is (816) 960-1333.

      AC Vaccine, M-Vax and O-Vax are three of our trademarks.

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

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                                  The Offering

      The selling stockholders may sell their shares of common stock according to the plan of distribution described on page 9 of this prospectus. We will not receive any proceeds from the sale of these shares.

                                  Risk Factors

      Investing in our common stock involves a high degree of risk. Before you make a decision about investing in our common stock, you should carefully consider the risk factors contained in our annual report on Form 10-KSB for the year ended December 31, 1998, as amended, which is incorporated in this prospectus by reference, as well as the rest of the information contained in our annual report, and our other reports filed by us with the Securities and Exchange Commission.

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

                                  RISK FACTORS

      Investing in our common stock involves a high degree of risk. Before you make a decision about investing in our common stock, you should carefully consider the risk factors contained in our annual report on Form 10-KSB for the year ended December 31, 1998, as amended, which is incorporated in this prospectus by reference, as well as the rest of the information contained in our annual report, and our other reports filed by us with the Securities and Exchange Commission. A copy of our Form 10-KSB, as amended, will be provided to any person receiving a copy of this prospectus upon written or oral request to us as set forth under the heading "Incorporation of Certain Information by Reference" below.

                              AVAILABLE INFORMATION

      We are a "reporting company" as that term is used in the Securities Exchange Act of 1934. As a reporting company, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission, including the information listed below. You may read and copy any of the reports, proxy statements and other information that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may get information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding us and other issuers that electronically file information with the Securities and Exchange Commission. The address of that site is (http://www.sec.gov). Our Internet site address is (www.avax-tech.com).

      This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. You may want to refer directly to the registration statement for more information about us and our common stock. You may want to review a copy of any contract or document filed as an exhibit to the registration statement. We are a "small business issuer" as that term is defined in Rule 405 under the Securities Act of 1933.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents, all of which have been previously filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, are incorporated by reference into this prospectus:

1. The description of our common stock contained in our registration statement on Form 8-A;

2.    Our Annual Report on Form 10-KSB for the year ended December 31, 1998;

3.    Our Quarterly Report on Form 10-QSB for the three months ended June 30,
      1999;

4.    Our Quarterly Report on Form 10-QSB for the three months ended March 31,
      1999;

5. Our Proxy Statement, as filed with the Securities and Exchange Commission on April 22, 1999; and

6. Our reports on Form 8-K, as filed with the Securities and Exchange Commission on January 28, 1999, March 5, 1999, April 19, 1999, April 21, 1999 and May 13, 1999, and two separate reports on Form 8-K, both filed on June 16, 1999, and on August 18, 1999.

      All documents subsequently filed by us in compliance with Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering are incorporated by reference into this prospectus.

      We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any of the information that is incorporated by reference in this prospectus (including exhibits that are specifically incorporated by reference in that information). Any request should be directed to: Investor Relations, AVAX Technologies, Inc., 4520 Main Street, Suite 930, Kansas City, MO 64111, telephone (816) 960-1333.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares by the selling stockholders. All proceeds from the resale of those shares will go to the selling stockholders. See "Selling Stockholders" below and "Plan of Distribution" on page 11 of this prospectus.

      We will receive proceeds from any exercise of the warrants issued in connection with the private placement of our Series C preferred stock. If the warrants are exercised, we intend to use the proceeds for general working capital purposes. Proceeds, if any, from the exercise for cash of all the warrants would be approximately $3,477,766. We cannot predict whether any of the warrants will be exercised.

                              SELLING STOCKHOLDERS

      In 1996 we issued an aggregate of 258,198 shares of our Series B preferred stock in two private placement transactions. As of the date of this prospectus, we have a continuing contractual obligation to include in the registration statement of which this prospectus forms a part a total of 526,560 shares of our common stock that are held by or may be acquired upon the conversion of shares of our Series B preferred stock held by two related selling stockholders.

      In addition, on March 1, 1999 we issued an aggregate of 101,300 shares of our Series C preferred stock in a private placement to certain of the selling stockholders listed below. The 101,300 shares of our Series C preferred stock are convertible into approximately 3,116,923 shares of our common stock, which shares of common stock are covered by this prospectus. In connection with this second private placement, we also issued five-year warrants to purchase an aggregate of up to approximately 623,385 shares of our common stock, which are also covered by this prospectus. As of the date of this prospectus, no warrants have been exercised.

      In connection with services rendered by Paramount Capital, Inc. in identifying and introducing us to certain investors in the Series C preferred stock offering, we paid to Paramount cash commissions of approximately $709,100 and issued an option to acquire approximately 187,016 shares of our common stock at an exercise price of $3.58 per share, exercisable until March 1, 2004. Paramount also received warrants to purchase 37,400 shares of our common stock, of which 18,700 are exercisable at $4.00 per share and the remaining 18,700 are exercisable at $4.50 per share. The warrants are exercisable until March 1, 2004. Paramount subsequently transferred the options and warrants to certain of the selling stockholders. The 224,416 shares of common stock subject to the option and the warrants held by those transferees are covered by this prospectus.

      The following table sets forth certain information with respect to the ownership of common stock by the selling stockholders as of August 15, 1999 and the shares offered in this prospectus by the selling stockholders.

                                            Shares                       Shares         Percentage
                                          Currently     Amount to        Owned            Owned
Selling Stockholder                         Owned       be Offered   after Offering   after Offering
-------------------                         -----       ----------   --------------   --------------
Centenary Investments, L.P.(1)               73,844        73,844             0             0

Essex Woodlands Health Ventures Fund
IV, L.P.(1)                               1,846,152     1,846,152             0             0

Heptagon Investments LTD(1)                  36,921        36,921             0             0

Investissements 90 S.A.(1)                   36,921        36,921             0             0

Scott Katzmann(2)                            52,443        19,384        33,059             *

Donald R. Kendall, Jr.(1)                    18,460        18,460             0             0

Keys Foundation(1)                          184,614       184,614             0             0

John Knox(2)                                  2,286         1,036         1,250             *

Martin Kratchman(2)                          69,424         5,907        63,517             *

Maribel Limited(1)                           36,921        36,921             0             0

Tim McInerney(2)                            197,648       122,621        75,027             *

Petrus Fund, L.P.(1)                        738,460       738,460             0             0

John Poppadimitropo(2)                        1,036         1,036             0             0

Joseph P. Riccardo(1)                        51,690        51,690             0             0

Lindsey A. Rosenwald, M.D.(3)               909,194       396,702       512,492           2.5%

Wayne L. Rubin(2)                            79,677         8,293        71,384             *

Sagres Group LTD.(1), (2)                   749,900       265,844       484,056           2.4%

Sextant Avax, LLC(1)                        119,999       119,999             0             0

J.F. Shea & Co.(1)                          221,537       221,537             0             0

David M. Steinberg(1)                        14,767        14,767             0             0

The Aries Domestic Fund, L.P.(4)            225,839       175,218        50,621             *

The Aries Fund, A Cayman Island
Trust(4)                                    652,294       351,342       300,952           1.5%

The 1992 Houston Partnership, L.P.(1)        36,921        36,921             0             0

TIS Prager(1)                                64,614        64,614             0             0

TOTAL                                     6,421,562     4,829,204     1,592,358           7.9%

See the following page for notes to this table.

----------
*     Represents less than 1.0 %.

(1) Includes shares of common stock issuable upon conversion of the Series C preferred stock and shares of common stock issuable upon the exercise of the warrants issued in connection with the private placement of the Series C preferred stock.

(2) Includes shares of common stock issuable upon exercise of certain options and warrants issued to Paramount Capital, Inc. for investment banking services, that were subsequently transferred by Paramount to certain of the selling stockholders, and upon conversion of shares of Series C preferred stock held by those selling stockholders.

(3) Excludes 199,314 shares of common stock owned by Dr. Rosenwald's wife and trusts in favor of his minor children, and shares of common stock owned and issuable upon conversion of shares of Series B preferred stock held by The Aries Fund, A Cayman Island Trust and The Aries Domestic Fund, L.P., two private investment funds that are managed by a company of which Dr. Rosenwald is President. The two Aries funds are also selling stockholders, as listed below.

(4) Includes shares of common stock issuable upon conversion of the Series B preferred stock and shares of common stock issuable upon the exercise of the warrants issued in connection with the private placement of the Series B preferred stock.

                              PLAN OF DISTRIBUTION

      We have registered the 4,829,204 shares of our common stock offered in this prospectus on behalf of the selling stockholders. We will pay all expenses of this registration, other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. The selling stockholders are responsible for paying any commissions, discounts, or other brokerage fees incurred in connection with their sale of any of the shares.

      At any time, without notifying us, the selling stockholders can sell all or a portion of the common stock offered in this prospectus. The selling stockholders can sell the common stock to buyers directly or through underwriters, brokers, dealers or agents. The sale price for the common stock will be either a price negotiated between the selling stockholder and the buyer, or the prevailing market price of the common stock at the time of the sale. The common stock is listed for quotation on the Nasdaq SmallCap Market under the symbol "AVXT."

      We will not receive any proceeds from the sale of shares by the selling stockholders. Under the terms of the private placements, we have agreed to indemnify the selling stockholders against liabilities they may incur as a result of any untrue statement of a material fact in the registration statement, of which this prospectus is a part, or for any omission in this prospectus or the registration statement to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. This indemnification includes liabilities that the selling stockholders may incur under the Securities Act of 1933.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act of 1933, if they meet the criteria and conform to the requirements of that rule.

      The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of shares may be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

      Under the rules of the Securities and Exchange Commission, any person engaged in the distribution or the resale of our common stock may not simultaneously buy, bid for or attempt to induce any other person to buy or bid for our common stock in the open market for a period of two business days prior to the beginning of the distribution. The rules and regulations under the Securities Exchange Act of 1934 may also limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We have notified the selling stockholders they should not begin any distribution of common stock unless they have stopped purchasing and bidding for common stock in the open market as provided in applicable securities regulations, including, without limitation, Regulation M.

      We have informed the selling stockholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to the sales of their shares. We have advised the selling stockholders of the requirement for delivery of this prospectus in connection with any sale of the common stock.

                                  LEGAL COUNSEL

      The validity of the securities being offered pursuant to this prospectus will be passed upon for us by Gilmore & Bell, P.C., Kansas City, Missouri, our counsel.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the registration of the shares of common stock being offered for sale by the selling stockholders. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee                $    4,202.08
Legal fees and expenses                                                45,000.00
Accounting fees and expenses                                           15,000.00
Blue sky fees and expenses                                              5,000.00
Transfer agent fees and expenses                                        1,000.00
Miscellaneous                                                          10,000.00
                                                                   -------------
      Total                                                        $   80,202.08
                                                                   -------------

Item 15. Indemnification of Directors and Officers

      Our company was organized under the laws of the State of Delaware, and therefore we are subject to Section 145 of the General Corporation Law of the State of Delaware. Section 145 authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms broad enough to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

      Article Seven of our Certificate of Incorporation provides that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by Section 145. Article Nine of our Certificate of Incorporation provides that the liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

      Article V, Section 1 of our By-Laws provides for mandatory indemnification of our directors to the fullest extent authorized by the Delaware General Corporation Law. Article V, Section 2 of our By-Laws provides for prepayment of expenses incurred by our directors to the fullest extent permitted by, and only in compliance with, the Delaware General Corporate Law. Article V, Section 6 of our By-Laws provides for permissive indemnification of our officers, employees and agents if and to the extent authorized by our Board of Directors in compliance with the Delaware General Corporation Law.

      These provisions in the Certificate of Incorporation and the By-Laws do not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions also do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. In addition, we have obtained certain liability insurance coverage for our directors and officers.

Item 16. Exhibits

   Exhibit No.                         Description
   -----------                         -----------

      3.1         Certificate of Incorporation.(1)

      3.2         By-Laws.(1)

      4.1         Reference is made to Exhibits 3.1 and 3.2.

      4.2         Certificate of Designations of Series C Convertible Preferred
                  Stock.(2)

      4.3         Series C Convertible Preferred Stock Warrant Purchase
                  Agreement.(2)

      4.4 Form of Class A and Class B Common Stock Purchase Warrant issued in connection with the Series C Convertible Preferred Stock.(2)

      5.1         Opinion of Gilmore & Bell, P.C.*

      23.1        Consent of Gilmore & Bell, P.C. Included in Exhibit 5.1.

      23.2        Consent of Ernst & Young LLP, Independent Auditors.*

      24.1        Power of Attorney (included on the signature page hereof).

----------
*     Filed herewith.
(1) Incorporated by reference and previously filed as an exhibit to our registration statement on Form SB-2 filed with the Securities and Exchange Commission (File No. 333-09349) on July 31, 1996.
(2) Incorporated by reference and previously filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 1998, filed with the Securities and Exchange Commission on March 31, 1999.

Item 17. Undertakings

We hereby undertake:

      (1) To file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to include any additional or changed material information regarding the plan of distribution.

      (2) That for determining liability under the Securities Act of 1933, we will treat each post-effective amendment to this registration statement and each filing of our annual report, as a new registration statement of the securities offered, and the offering of the securities at that time will be deemed to be the initial bona fide offering.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our By-Laws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities that we are registering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and we have authorized this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this August 25, 1999.

                                        AVAX TECHNOLOGIES, INC.


                                        By: /s/ Jeffrey M. Jonas, M. D.
                                           -----------------------------
                                           Jeffrey M. Jonas, M.D.
                                           Chief Executive Officer and President

                                POWER OF ATTORNEY

      We, the undersigned officers and directors of AVAX Technologies, Inc., severally constitute Jeffrey M. Jonas, M.D., or David L. Tousley, in the order named, our true and lawful attorney-in-fact with full power to each, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed with this registration statement and any and all subsequent amendments to this registration statement, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable AVAX Technologies, Inc. to comply with all requirements of the Securities and Exchange Commission.

      In accordance with the requirements of the Securities Act of 1933, as amended, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                    Name & Title                    Date
            ---------                    ------------                    ----
    /s/ Jeffrey M. Jonas, M.D.      Jeffrey M. Jonas, M.D.
    --------------------------      Chief Executive Officer,
                                    President and Director           August 25, 1999

      /s/ David L. Tousley          David L. Tousley
      --------------------          Chief Financial Officer
                                    and Secretary (Principal
                                    Financial and Accounting
                                    Officer)                         August 25, 1999

     /s/ Edson D. de Castro         Edson D. de Castro
     ----------------------         Director                         August 25, 1999

 /s/ John K. A. Prendergast, Ph.D.  John K. A. Prendergast, Ph.D.
 ---------------------------------  Director                         August 25, 1999

     /s/ Carl Spana, Ph.D.          Carl Spana, Ph.D.
     ---------------------          Director                         August 25, 1999

      /s/ Michael S. Weiss          Michael S. Weiss
      --------------------          Director                         August 25, 1999

        /s/ James Currie            James Currie
        ----------------            Director                         August 25, 1999

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   -----------

                                    EXHIBITS
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-3
                        UNDER THE SECURITIES ACT OF 1933

                                   -----------

                             AVAX TECHNOLOGIES, INC.

--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

   Exhibit No.                        Description
   -----------                        -----------

      3.1         Certificate of Incorporation.(1)

      3.2         By-Laws.(1)

      4.1         Reference is made to Exhibits 3.1 and 3.2.

      4.2         Certificate of Designations of Series C Convertible Preferred
                  Stock.(2)

      4.3         Series C Convertible Preferred Stock Warrant Purchase
                  Agreement.(2)

      4.4 Form of Class A and Class B Common Stock Purchase Warrant issued in connection with the Series C Convertible Preferred Stock.(2)

      5.1         Opinion of Gilmore & Bell, P.C.*

      23.1        Consent of Gilmore & Bell, P.C. Included in Exhibit 5.1.

      23.2        Consent of Ernst & Young LLP, Independent Auditors.*

      24.1        Power of Attorney (included on the signature page hereof).

----------
*     Filed herewith.
(1) Incorporated by reference and previously filed as an exhibit to our registration statement on Form SB-2 filed with the Securities and Exchange Commission (File No. 333-09349) on July 31, 1996.
(2) Incorporated by reference and previously filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 1998, filed with the Securities and Exchange Commission on March 31, 1999.